Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 11, 2018 (except for Note 15 and the second paragraph of the basis for presentation and use of estimates section in Note 2 to the consolidated financial statements, as to which the date is May 1, 2018) relating to the consolidated financial statements of Abpro Corporation appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 1, 2018